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                                                                    Exhibit 99.1


NEWS                                          PHILIPS INTERNATIONAL REALTY CORP.
RELEASE                                     417 Fifth Avenue, New York, NY 10016
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For Immediate Release
October 8, 2002

                        PHILIPS INTERNATIONAL ANNOUNCES
                               ASSET DISPOSITION
                         BOARD DECLARES $0.50 PER SHARE
                            LIQUIDATING DISTRIBUTION
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New York, N.Y. - October 8, 2002 - Philips International Realty Corp.
(NYSE-PHR), a real estate investment trust, announced today that the Company has completed the sale of its Kmart Shopping Center on Northgate Boulevard in Sacramento, California for approximately $5.9 million in cash.

Pursuant to the Company's plan of liquidation, its Board of Directors has declared a fifth liquidating distribution of $0.50 per share which will be payable on October 22, 2002. The record date is October 15, 2002. However, shareholders must continue to own their shares up to and including October 22, 2002 in order to be entitled to the liquidating distribution of $0.50 per share. Effective October 11, 2002, the Company's shares will be traded on the New York Stock Exchange with due bills which will entitle the owner of the stock to receipt of the distribution. The Company has approximately 7.4 million shares of common stock and common stock equivalents which will participate in this distribution.

On October 10, 2000, the stockholders approved the plan of liquidation, which was then estimated to generate approximately $18.25 in the aggregate in cash for each share of common stock in two or more liquidating distributions. The fifth liquidating distribution declared by the Board of Directors brings the total payments to date to $15.75 per share. Prior distributions of $13.00, $1.00, $.75 and $.50 per share were paid on December 22, 2000, July 9, 2001, September 24, 2001 and November 19, 2001, respectively. The Company's three remaining shopping center properties are currently being offered for sale.

Management expects that the New York Stock Exchange will commence action to suspend trading and apply to delist the Company's shares of common stock on the NYSE concurrent with payment of the fifth liquidating distribution on October 22, 2002. If the Company's shares cease to be traded on the NYSE, the Company believes that an alternative trading venue may be available; however there can be no assurance that such an alternative market will develop. If the Company is delisted from the NYSE, the Company has no current intention to seek listing of its common shares on any other securities exchange or on NASDAQ.

Note: Certain statements in this release regarding anticipated operating results and time are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the statements and projections are based upon reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include economic downturns, successful and timely completion of dispositions, leasing activities and other risks associated with the commercial real estate business, and as detailed in the Company's filings from time to time with the Securities and Exchange Commission.

Contact:       Lou Petra
               (212) 951-3868